UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	January 21, 2011
CORNERSTONE BANCSHARES, INC.
(Exact name of registrant as specified in its charter)
Tennessee	000-30497	62-1175427
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
835 Georgia Avenue, Chattanooga, Tennessee 37402
(Address of principal executive offices) (zip code)
(423) 385-3000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

The information included in paragraph (e) of Item 5.02 of this Current Report on Form 8-K is incorporated by reference in response to this Item 1.02.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)       Effective January 4, 2011, Jerry D. Lee resigned from his positions as Executive Vice President and Chief Credit Officer of Cornerstone Bancshares, Inc. (the "Company").  Mr. Lee's resignation is not the result of a disagreement with the Company.

(c)       On January 21, 2011, the Company issued a press release announcing the appointment of J. Robert Vercoe, Jr., a Senior Vice President and Relationship Manager of Cornerstone Community Bank, as Executive Vice President and Chief Credit Officer of the Company, effective on January 7, 2011.

Mr. Vercoe, age 58, has more than 30 years' experience in the banking industry.  Mr. Vercoe received his bachelor's degree in U.S. history and MBA in finance from the University of North Carolina at Chapel Hill.

There are no arrangements or understandings between Mr. Vercoe and any other persons pursuant to which he was appointed as the Company's Executive Vice President and Chief Credit Officer.  There are no related party transactions between the Company and Mr. Vercoe that are required to be disclosed under Item 404(a) of Regulation S-K.

The preceding is qualified in its entirety by reference to the press release, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

(e)       On January 7, 2011, in connection with Mr. Lee's resignation, the Company entered into a separation agreement with Mr. Lee (the "Separation Agreement").  Under the terms of the Separation Agreement, Mr. Lee will be entitled to receive six months of his current base salary, payable in equal installments over six months in accordance with the Company's payroll practices.

In connection with the execution of the Separation Agreement, the Key Executive Employment Agreement and Severance Agreement between the Company and Mr. Lee was terminated effective January 4, 2011.

Item 9.01.	Financial Statements and Exhibits.

	(d)	Exhibits

99.1 Press release dated as of January 21, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE BANCSHARES, INC.

Date: January 21, 2011	By:	/s/ Nathaniel F. Hughes
Nathaniel F. Hughes
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Press release dated as of January 21, 2011.